CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Post-Effective Amendment No. 1 to Form S-3 (Registration No. 333-167822) of our report dated March 10, 2011, with respect to the audit of the consolidated balance sheets of BioTime, Inc. and Subsidiaries (collectively the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010, and to the reference to our firm under the caption “Experts” in the prospectus.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
April 28, 2011